UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: July 23, 2009

(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101

Redmond, WA 98052

(Address of principal executive offices, including zip code)

(425) 881-6444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02 Results of Operation and Financial Condition

A press release made on July 23, 2009 follows:

Joel Hatlen	Data I/O Corporation
Vice President and Chief Financial Officer	6464 185th Ave. NE, Suite 101
(425) 881-6444	Redmond, WA 98052

DATA I/O ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Redmond, Wash., July 23, 2009 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the second quarter ended June 30, 2009.

Revenues for the second quarter of 2009 were $3.9 million, compared with $8.0 million in the second quarter of 2008 and $4.4 million in the first quarter of 2009. In accordance with U.S. generally accepted accounting principles (GAAP), net loss in the second quarter of 2009 was ($683,000), or ($0.08) per share, compared with net income of $1.2 million or $0.13 per diluted share in the second quarter of 2008. The company’s cash position improved by $320,000 during the second quarter, with cash at June 30, 2009 at $14.8 million compared to $10.8 million at June 30, 2008. Results for the second quarter of 2009 and 2008 include non-cash equity compensation expense under FAS 123R of approximately $94,000 and $106,000, respectively.

Gross margin as a percentage of sales in the second quarter of 2009 was 48.3 percent, compared with 56.8 percent in the second quarter of 2008. This gross margin percentage decline was primarily due to the impact of decreased sales volume relative to fixed operating costs, as well as inventory write downs during the quarter of $188,000, a non-cash charge, partially offset by favorable warranty experience during the quarter. Backlog at the end of the quarter was $1.3 million.

Reflecting our continued emphasis on controlling costs, operating expenses were $2.7 million which includes a restructuring related charge of $158,000. The restructuring charge was due to a lease abandonment from consolidating our operations into a smaller portion of our leased space at our Redmond headquarters, partially offset by reductions in previously accrued personnel, automobile leases and legal restructuring costs.

Of our $683,000 loss for the quarter, approximately $400,000 was the result of a combination of one-time non-cash charges, primarily the lease abandonment and inventory write downs.

“While orders were down substantially from the second quarter of last year in all geographies we were pleased to see growth over the first quarter in both Asia and the Americas. Orders from Asian customers were up over 100% from the first quarter and orders from customers in the Americas were up 16%,” said Fred Hume, President and CEO “Orders from customers in Europe, especially in the automotive business, continued the expected downward trend. They were down 33% compared with the first quarter of 2009. At the start of the third quarter we are seeing some improvement in orders and are seeing progressively stronger worldwide sales funnels now in the third quarter.”

“We are excited to announce that we have shipped our new FlashCORE III programmers in our PS 388, the newest member of our PS family of automated programming systems, as well as in our PS 588 during the quarter,” said Hume.

Conference Call Information

A conference call discussing the second quarter of 2009 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (480) 629-9037 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 107610. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–	Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Second Quarter			Six Months Ended
			Percent			Percent
	06/30/2009	06/30/2008	Change	06/30/2009	06/30/2008	Change
Net sales	$3,892	$8,023	-51.5%	$8,276	$14,211	-41.8%
Gross margin	1,882	4,558	-58.7%	4,325	8,320	-48.0%
Gross margin as percent of sales	48.3%	56.8%		52.3%	58.5%
Operating expenses:
Research & development	1,008	1,166	-13.6%	2,041	2,265	-9.9%
Selling, general and administrative	1,506	2,287	-34.1%	3,182	4,315	-26.3%
Provision for business restructure	158	(2)		180	7
Total operating expenses	2,672	3,451	-22.6%	5,403	6,587	-18.0%
Gain on sale	0	0		1	2,115
Operating income(loss)	(790)	1,107		(1,077)	3,848
Non-operating income (expense)	115	115		66	48
Income(loss) from operations before taxes	(675)	1,222		(1,011)	3,896
Income tax expense(benefit)	8	19		136	52
Net income(loss)	($683)	$1,203		($1,147)	$3,844

Total diluted earnings(loss) per share	($0.08)	$0.13		($0.13)	$0.42

Diluted weighted average shares outstanding	8,909	9,091		8,892	9,062

CONDENSED BALANCE SHEET
(in thousands)

	06/30/2009	12/31/2008
Cash and cash equivalents	$14,760	$13,304
Accounts receivable, net	2,496	5,659
Inventories	4,612	5,039
Other current assets	322	408
Land, building and equipment	1,907	2,290
Other long-term assets	104	111
Total assets	$24,201	$26,811

Current liabilities	$4,144	$5,695
Long term debt	194	276
Shareholders' equity	19,863	20,840
Total liabilities and shareholders' equity	$24,201	$26,811

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 24, 2009	By _/s/Joel S. Hatlen_________
Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer